Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "EDENLEDGER, INC.", FILED IN THIS OFFICE ON THE THIRD DAY OF OCTOBER, A.D. 2019, AT 12:23 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

7192117 8100
SR# 20197365152

Authentication: 203718860
Date: 10-03-19

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EDENLEDGER, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

EdenLedger, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

DOES HEREBY CERTIFY:

That the name of this corporation is EdenLedger, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on December 13, 2018.

That the Board of Directors and the Shareholders of this corporation have by unanimous a written consent duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation as heretofore amended, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, which consent set forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is EdenLedger, Inc. (the "Corporation").

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808-1674, and the name of its initial registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue shall be 10,000 shares of common stock and 490,000 shares of Non-voting Common stock, each having a par value of $.01 per share. The rights, preferences, powers,. privileges, and the restrictions, qualifications and limitations of the Non-Voting Common. Stock are set forth in the By-laws.

FIFTH:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, Election of directors need not be by written ballot, unless the Bylaws so provide.

(b) Subject to the Delaware General Corporation Law, each director shall be entitled to a single vote on any matter before the Board of Directors; provided, however, that (i) one director shall be designated as a "Super Director" by the Board of Directors and shall be entitled to four (4) votes and (ii) the Chairman shall have a casting vote (a deciding vote in the event of a tie).

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have the power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

SEVENTH:

(a) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall be indemnified by the Corporation in accordance with the Bylaws and shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Any repeal or modification of the foregoing provisions of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

EIGHTH: Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation's Amended and Restated Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court's having personal jurisdiction over the indispensable parties named as defendants.

IN WITNESS WHEREOF, EdenLedger, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by Michael Golomb, a duly authorized officer of the Corporation, on October 2, 2019.

Michael Golomb
Chief Executive Officer

222443226.1